Exhibit (13) (B)

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 60 to Registration Statement No. 2-25483 of Continental Assurance Company Separate Account (B) of Continental Assurance Company on Form N-3, of our report dated April 1, 2009, related to the statutory-basis financial statements of Continental Assurance Company as of December 31, 2008 and 2007 and for the three years in the period ended December 31, 2008 (which report expresses an unqualified opinion on such statutory financial statements; includes an explanatory paragraph that indicates that the financial statements were prepared using accounting practices prescribed or permitted by the Illinois Department of Financial and Professional Regulations – Division of Insurance, and such practices differ from accounting principles generally accepted in the United States of America; and expresses an opinion that the financial statements are not fairly presented in conformity with accounting principles generally accepted in the United States of America), appearing in the Statement of Additional Information, (which is incorporated by reference in the Prospectus of Continental Assurance Company Separate Account (B)), which is part of this Registration Statement, and to the reference to us under the heading “Experts” in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 10, 2009